EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Kirk D. Fox, Chief Executive Officer 717-827-4042

RIVERVIEW FINANCIAL CORPORATION DECLARES CASH DIVIDEND

FOR THE SECOND QUARTER OF 2016

HARRISBURG, PA, May 19, 2016 — Riverview Financial Corporation (OTCQX: RIVE) (the “Company”) announced that the Board of Directors declared a cash dividend of $0.1375 per share for the second quarter of 2016. The dividend is payable on June 30, 2016 to shareholders of record as of June 15, 2016. This is consistent with the dividend paid in the first quarter of 2016 and the quarter ending June 30, 2015.

Kirk D. Fox, Chief Executive Officer stated, “The Board is pleased with the Company’s first quarter 2016 financial results and unanimously approved the payment of our second quarter cash dividend. Riverview’s management team and Board of Directors remain committed to provide our shareholders with an attractive total return on their investment. Our entire team is excited about our business opportunities presented by the acquisition of Citizens National Bank of Meyersdale, which was completed on December 31, 2015.”

As previously announced on April 21, 2016, the Company reported net income of $753,000, or $0.23 per diluted share, for the quarter ending March 31, 2016, compared with net income of $374,000, or $0.14 per diluted share, for the same quarter, last year. Credit quality remained strong as non-performing assets were only 0.59% of total assets as of March 31, 2016.

About The Company

Riverview Financial Corporation, headquartered in Harrisburg, PA, is the bank holding company for Riverview Bank and its operating divisions Halifax Bank, Marysville Bank, Citizens Neighborhood Bank, and Riverview Financial Wealth Management. Riverview operates 17 retail banking offices throughout Berks, Dauphin, Northumberland, Perry, Schuylkill, and Somerset Counties, Pennsylvania and a Wealth Management office in Schuylkill County. Review Financial Corporation’s shares are traded on OTCQX under the symbol: RIVE. The Company’s Investor Relations site can be found at http://www.riverviewbankpa.com/.

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.